 EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File No. 333-228989 and File No. 333-229958) on Forms S-8 of Bank First National Corporation and its subsidiaries of our report dated March 26, 2019, relating to our audit of the consolidated financial statements, appearing in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia

March 26, 2019